EXHIBIT B

WINDACRE FULLY SUPPORTS NIELSEN BOARD REJECTION OF ACQUISITION OFFER; WINDACRE INTENDED TO BLOCK PROPOSED TRANSACTION

Houston – March 20, 2022 – The WindAcre Partnership LLC ("WindAcre") today stated that it fully supports the decision by the Board of Directors ("Board") of Nielsen Holdings plc (NYSE: NLSN) ("Nielsen" or the "Company") to reject the $25.40 per share acquisition proposal received by the Company.

As a long-term Nielsen shareholder, WindAcre believes that the acquisition offer significantly undervalues the Company. Specifically, the offer price:

•	Does not fairly value Nielsen's unique and strategic position as critical measurement infrastructure supporting the $100+ billion U.S. video advertising ecosystem;
•	Does not reflect the Company's progress on executing the Nielsen ONE roadmap;
•	Is unattractive relative to the valuation of information services peers that similarly have proprietary and essential data assets, and mid-single digit revenue growth, in line with Nielsen's medium-term outlook; and
•	Is significantly below Nielsen's intrinsic value per share, which WindAcre assesses at well in excess of $40 per share

Accordingly, WindAcre informed the Board that it would not support the proposed transaction, that it intended to accumulate the shares required to block the acquisition, and that it was confident in its ability to do so. Under UK law, a scheme of arrangement requires the approval of the holders of at least 75% in value of the shares voting on the transaction, with members of the acquiring consortium not eligible to vote their shares. WindAcre currently owns 9.6% of Nielsen's ordinary shares and has economic exposure equivalent to another 14.4% of the Company's shares through cash-settled swaps.

Snehal Amin, Managing Partner of WindAcre, said, "Nielsen is, and we believe will continue to be, the currency for the video advertising ecosystem. Advertisers need the truth about who is watching their advertising across all screens and all platforms, and only Nielsen ONE has the promise to deliver that. A series of unaudited, unvalidated, and often self-serving measurement metrics that provide a glimpse of the audience only on certain screens or limited platforms simply won't suffice. Advertisers know that, and in the end they are the ones who decide what currency to use. We are confident it will be Nielsen ONE."

Amin continued, "We do not believe the offer comes close to recognizing Nielsen's intrinsic value and we were not going to be forced out of our holding at this price. We intended to block the transaction, so that we could realize, in time, the intrinsic value of our investment. We believe strongly that the Board made the right decision in the face of an inadequate offer, saving the Company from months of distraction and instability resulting from an acquisition process that would eventually fail."

Disclaimer

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. This press release does not recommend the purchase or sale of a security.  In addition, this press release and the discussions and opinions herein are for general information only, and are not intended to provide investment advice.  All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," and similar expressions are generally intended to identify forward-looking statements.  Any projected results and statements contained herein and the material contained herein that are not historical facts are based on current expectations, speak only as of the date hereof, and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results.  All figures are unaudited estimates and subject to revision without notice.  Except as required by law, WindAcre disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. WindAcre currently beneficially owns securities of the Company. It is possible that there will be developments in the future that cause WindAcre from time to time to sell all or a portion of its holdings of the Company in open market transactions or otherwise, buy additional securities (in open market transactions or privately negotiated transactions or otherwise), or trade in options, puts, calls, or other derivative instruments relating to such securities.

SOURCE WindAcre Partnership LLC